Exhibit (99.3)
EASTMAN KODAK COMPANY

Media contact: Beatrice Neff
Tel 1: 021 631 06 56
Tel 2: 021 631 06 57
E.Mail:   beatrice.neff@kodak.com

KODAK NEWS RELEASE : ENGLISH VERSION



       Kodak Focuses More Strongly on Digital Photography

            Production To Be Cut at Renens Laboratory

RENENS, 27 October 2004 - Kodak is focusing more strongly on digital photography, taking advantage of changes in consumer preferences, and has announced its intention to end most of its film development at its Renens laboratory at the end of 2004. This action does not affect the development of Kodachrome slide and motion-picture film.

The management will consult employee representatives before taking a definite decision. These measures will result in the reduction of 97 jobs. Kodak will pay redundancy compensation and offer outplacement facilities to those concerned.

Changes in Consumer Preferences

In an effort to retain its leading position with consumers and professional photographers in the face of fundamental, structural changes in the market, Kodak is moving more strongly into digital photography for the consumer and professional markets, and is successfully focusing its investment on these sectors. The decline in sales of analogue films and cameras has particularly accelerated in Switzerland this year, and further declines are expected in 2005. The photographic processing services carried out by the Kodak laboratory in Renens for the whole of Switzerland has also markedly decreased. These trends, together with the fact that laboratory processing of digital photographs does not compensate the decline in the traditional photography market, means that film development apart from Kodachrome cannot be continued. The General Manager for Kodak Switzerland, Pierre Kipfer, informed the whole staff at a meeting this morning that the company intends to cease most of its film development activity at the end of 2004.

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"Kodak is accelerating its digital imaging strategy as we
transform the company to remain the trusted supplier to consumers and professionals for both digital and traditional photographic products," said Kipfer. "Our strategy is to focus on growth opportunities in digital imaging while smartly managing our traditional businesses. We will continue to offer consumers the best in traditional film products."

Kodak Switzerland's New Strategic Direction

Following Eastman Kodak Company's announcement in September 2003 that it would devote more resources to digital photography, Kodak Switzerland, which will continue to employ 124 people, will in the future focus its activities mainly on digital photography for the consumer and professional markets, medical imaging, the commercial market and graphics. Kodak will continue to market all its traditional products such as films, re-usable cameras, batteries, paper and chemicals, providing the same quality for which the company has been renowned for decades. Kodak's strategy for processing images at the point of sale will be reinforced through digital kiosks and mini-labs.

The Renens site will continue processing Kodachrome films for the whole world except the United States, as well as selling and servicing mini-labs.

The company is in negotiation with several partners to find the best solution for users of the direct mail film development service marketed under labels such as Kodak Gold Club. It also expects to reach a license agreement with a third party to process films for specialised shops and supermarkets according to Kodak quality standards.

A Painful Measure

"The measure we are planning is very painful, since it affects fellow-workers who have offered their skills to our company for many years. However, the evolution of the analogue market obliges us to act without further delay.
Strategic redeployment towards digital photography enables
Kodak to continue to satisfy its customers' image requirements," said Pierre Kipfer.